Exhibit 10.15

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

PRODUCT DEVELOPMENT and LICENSE AGREEMENT
(Diltiazem Bead Tablets)

THIS AGREEMENT IS MADE EFFECTIVE THIS 31st DAY OF MAY 2000 BETWEEN:

BIOVAIL LABORATORIES INCORPORATED a Barbados corporation incorporated under the International Business Companies Act, 1991-24, whose head office is

Chelston Park

Building 2, Collymore Rock

St. Michael BH1

Barbados, West Indies,

(“Biovail”)

- and -

Universiteit Gent

a public law entity having its offices at St. Pietersnieuwstraat 25

B-9000 Gent

Belgium

(the “University”) and -

Professor Jean-Paul Remon

acting as Director of the Department of Pharmaceutical Technology of the University,

Harelbekestraat 72 B

B-9000 Gent

(“Remon”)

WHEREAS Biovail has developed and is marketing a once-daily controlled release formulation of diltiazem, in the form of capsules;

WHEREAS Remon has developed a method of compressing of beads into tablets which was communicated to Biovail under a secrecy agreement signed on August 21st, 1998;

WHEREAS Biovail has expressed an interest in the commercial exploitation of this method;

WHEREAS Biovail is interested in developing a controlled release formulation of diltiazem, in the form of tablet;

WHEREAS that controlled release tablet formulation is intended to be bio-equivalent to marketed controlled release Diltiazem in form of non compressed encapsulated Beads according to FDA and TPP regulations.

WHEREAS the Licensors have represented to Biovail that they have the capability of developing controlled release formulations of various medicines;

WHEREAS Biovail is interested in engaging the Licensors, and each of them, to perform specific development services relating to the development of a controlled release formulation of diltiazem for which Biovail may obtain marketing authorizations in Canada, the United States of America and such other countries;

WHEREAS the Licensors are willing to perform the development work specified in this Agreement to apply their existing technology to the preparation of a controlled release formulation of Diltiazem, subject to the terms and conditions hereinafter set forth;

WHEREAS the Licensors are willing to license to Biovail such application of this technology for the controlled release formulation of Diltiazem, allowing Biovail inter alia to obtain marketing authorizations in Canada, in the United States or in any other countries.

IN CONSIDERATION OF the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each of the Parties), it is agreed by and between the Parties as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article:

1.1                                 Additional Products means any controlled release formulations of any pharmaceutically active compound in the form of tablets made by compressing beads or pellets using any part or all of the University Technology, and which are developed or to be developed pursuant to the terms of this Agreement, excluding:

(a)                                  any such formulation in which the principal active ingredient is the subject of any existing or future agreement relating to the Technology between the University and any third party;

(b)                                 any such formulation which is primarily intended for agricultural use;

(c)                                  any such formulation which is primarily intended for veterinary use; and

(d)                                 any such formulation in which the principal active ingredient is the subject of patent protection in the form of a product or product by process claim which is in force for at least four more years.

1.2                                 Affiliated Company means any company, partnership, joint venture or subsidiary that is Controlled directly or indirectly by one of the Parties, or any company that directly or indirectly Controls one of the Parties, or any company that is directly or indirectly Controlled by a company which also directly or indirectly Controls one of the Parties, so that Affiliated Company shall include any parent or subsidiary of one of the Parties, or any direct or indirectly held subsidiary of one of the Parties. Affiliate has a corresponding meaning.

1.3                                 Agreement means this agreement, all schedules to this Agreement and all instruments supplemental to this Agreement or in amendment or confirmation of this Agreement; “hereof’, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular article, or paragraph; and “article”, “paragraph”, or “schedule” mean and refer to the specified article, paragraph, or schedule of this Agreement.

1.4                                 Application for Regulatory Approval means an application made to a Regulatory Authority in the Territory for permission to Market and/or Manufacture the Product in any country in the Territory.

1.5                                 Beads means Biovail’s formulation of extended release diltiazem, in the form of generally spherical particles individually covered with an appropriate extended release coating and used by Biovail, infer alia, in manufacturing a controlled release formulation of diltiazem in the form of capsules marketed in the USA and in Canada in association with the trade mark Tiazac.

1.6                                 Biovail Technology means any technology, information or data relating to the Product or any Additional Product developed by or for Biovail by Persons other than the Licensors.

1.7                                 Business Day means any day other than a Saturday, Sunday or statutory holiday in the Territory.

1.8                                 Clinical Batches means commercial size batches of any product on which the clinical studies and tests necessary to file an Application for Regulatory Approval and for obtaining Regulatory Approval are to be performed.

1.9                                 CMC Section means the Chemistry, Manufacturing and Control data section of an Application for Regulatory Approval filed in the USA or Canada.

1.10                           Control means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights attached to the issued voting shares of a Party to this Agreement.

1.11                           Effective Date means the date on which this Agreement becomes effective as set out on page 1.

1.12                           FDA means the Food and Drug Administration of the United States of America.

1.13                           First Commercial Sale means the first arm’s length sale of the Product by Biovail or an Affiliated Company to a Purchaser.

1.14                           GCP means Good Clinical Practice, as prescribed from time to time by the FDA, the TPP or other Regulatory Authority in the country in which the Product is to be Marketed during the term of this Agreement.

1.15                           GLP means Good Laboratory Practice, as prescribed from time to time by the FDA, the TPP or other Regulatory Authority in the country in which the Product is to be Marketed during the term of this Agreement.

1.16                           GMP means the Good Manufacturing Practices, as prescribed from time to time by the FDA, the TPP or other Regulatory Authority in the country in which the Product is to be Marketed during the term of this Agreement.

1.17                           Improvement means an improvement to the Product for which Regulatory Approval may be obtained by filing a supplement to the Regulatory Approval.

1.18                           Intellectual Property means all trademarks, patents, copyrights, industrial designs (including applications for any of the foregoing, and any renewals, divisions, extensions and reissues, where applicable, relating thereto), owned by or licensed to the Licensors, or either of them, and relating to the Product or any Additional Product.

1.19                           Invention means the technology involved in the compression of beads into tablets, as invented by Professor Jean-Paul Remon and as communicated to Biovail of Canada under a confidentiality agreement made in September, 1998 and presently the subject of a Patent Application Nr. GB 992 1933.9.

1.20                           Know-How means any and all trade secrets, know-how, and other non-publicly known inventions, discoveries, formulae, processes, and data related to the technology used to formulate and Manufacture the Product or any Additional Product owned by or licensed to the Licensors, or either of them, and which relate to preparations or formulations of the Product or any Additional Product, and includes all data and information relating to:

(a)                                  Any characteristics, selection, judgment of properties and data relating to all materials used or useful in the processing, preparing, manufacturing, making and testing of the Product or any Additional Product; and

(b)                                 All information and data concerning any processes, techniques, equipment and methods used or useful in the processing, preparing, manufacturing, making and testing of the Product or any Additional Product.

1.21                           Lab Batches means batches of a product manufactured using laboratory size equipment for the purpose of developing and testing any formulation for that product.

1.22                           Licensors means the University and Remon.

1.23                           Manufacture means to process, prepare, make, test, package or label the Product, and Manufacturing and Manufactured have a corresponding meaning;

1.24                           Market means to register, promote, distribute, test, market, advertise, sell or offer to sell, and Marketing has a corresponding meaning.

1.25                           NDA means a New Drug Application filed with FDA in connection with an Application for Regulatory Approval in the United States.

1.26                           NDS means a New Drug Submission filed with TPP in connection with an Application for Regulatory Approval of the Product by the TPP.

1.27                           Net Sales means the total of all amounts received in arm’s-length sales made by Biovail or by any Affiliate of Biovail of the Product to arm’s length purchasers, including Sub-Licensees and distributors, in the Territory, (excluding sales made by Biovail to any Affiliate of Biovail) net of:

(a)                                  distributors’, wholesalers’ or trade discounts or rebates, and rebates actually paid to customers for distribution services;

(b)                                 price adjustments to customers’ inventories to address market price declines;

(c)                                  charge-backs or rebates actually allowed and taken on such sales in such amounts as are customary in the trade and are specifically related to the Product (excluding cash discounts, except for normal trade discounts for early payment of invoices);

(d)                                 duties and taxes on any sale to the extent separately included in the amount billed;

(e)                                  transportation charges separately itemized;

(f)                                    credits for product returns; and

(g)                                 other deductions mutually agreed on by the Licensors and Biovail.

1.28                           Party means any of Biovail, the University, or Remon, and Parties means any two or more of them.

1.29                           Person means an individual, partnership, joint venture, trustee, trust, corporation, unincorporated organization or other entity or a government, state or agency or political subdivision thereof, and pronouns have a similarly extended meaning.

1.30                           Pilot Batch means a batch of approximately 50,000 doses of a product made on pilot size production equipment at Biovail’s manufacturing facility on which in vitro studies or pilot bio studies may be performed.

I.31                             Pilot Bio Study means the development and conducting of comparative bioavailability studies on a Lab Batch or a Pilot Batch of a Product to determine whether that Product meets the applicable in vivo Product Standards.

1.32                           Product means the controlled release formulation of Diltiazem in the form of a tablet which meets the Product Standards, which is made by compressing Beads using any part or all of the

University Technology, and which is developed by the Licensors pursuant to their obligations under this Agreement.

1.33                           Product Standards means the standards for the Product set out in Schedule 1.33 to this Agreement, including the Target Profile, and the dosage forms and strengths for the Product.

1.34                           Regulatory Approval means approval to Market pharmaceutical products issued by government health authorities.

1.35                           Regulatory Authority means a government health authority or other body having jurisdiction to grant Regulatory Approvals within the Territories.

1.36                           Royalty Bearing Product means the Product and any Additional Product.

1.37                           Sub-Licensee means any Person licensed or authorized by Biovail to Market the Product or any Additional Product in any country in the Territory and includes any Affiliate of Biovail, and any distributor appointed by Biovail for the Product.

1.38                           Target Profile means the bioavailability profile for the Product to be achieved by Biovail, as specified by Biovail.

1.39                           Term means the period of time that this Agreement will remain in force unless earlier terminated in accordance with the provisions of Article 12.

I.40                             Territory means all countries of the world.

1.41                           TPP means the Therapeutic Products Program of Health Canada or any successor agency having the administrative authority to regulate or approve the testing or marketing of human pharmaceutical or biological therapeutic products in Canada.

I.42                             University Technology means collectively, the Invention, the Know-How and all Intellectual Property in existence at the Effective Date or developed by or for the Licensors after the Effective Date.

I.43                             The following Schedules are attached to this Agreement:

(a)                                  Schedule 1.33                       Product Standards

(b)                                 Schedule 2.1                             Product Development Steps

(c)                                  Schedule 3.1                             Development Fees

2                                          PRODUCT DEVELOPMENT SERVICES

2.1                                 Biovail hereby engages the Licensors, and each of them, to work in close co-operation with Biovail to apply the University Technology to the development of the Product in accordance with Schedule 2.1. Licensors shall diligently pursue the development of the Product to enable Biovail to apply for and obtain Regulatory Approval for the Product in Canada and the United

States. In return, Biovail agrees to pay to the Licensors the Fees set out in Article 3 of this Agreement.

The Licensors shall use their best efforts, in accordance with the highest professional standards in performing the development services described in this section, and shall diligently perform the development work. The Licensors shall incur no liability for any damage, as specified in Article 16.5, caused to Biovail if the development of the Product, or the Application for Regulatory Approval for the Product, is not successful.

Review of Work done to Date

2.2                                 The Licensors shall provide to Biovail, as soon as reasonably possible after the Effective Date, the results of any in vitro or in vivo testing of any formulation of the Product that is available to the Licensors at that time.

Formulation Development

2.3                                 The Licensors shall perform all of the services specified in this Article 2, in co-operation with Biovail, and shall assist Biovail:

(a)                                  in developing the Product to meet the Product Standards, and

(b)                                 in acquiring the ability to Manufacture the Product in full compliance with the Product Standards.

2.4                                 Biovail shall supply to the Licensors, at the request of and at no cost to the Licensors, such quantities of Beads as the Licensors may reasonably require for the purposes of the development of the Product. The Licensors shall as soon as reasonably possible after the execution of this Agreement provide to Biovail a schedule with its estimated requirements, by quantity and time, for the Beads. The Licensors shall keep full and accurate records of the quantities of Beads received and used by them, for three (3) years following the receipt of each shipment from Biovail. Such records shall be made available for inspection by Biovail or an independent certified public or chartered accountant of Biovail’s choice during normal business hours after reasonable notice, up to two (2) years after the termination or expiration of this Agreement, and at Biovail’s expense. Such inspection shall occur no more often than once a year, except in the year following the discovery of any discrepancies, during which quarterly inspections shall be permitted.

2.5                                 Biovail shall provide to the Licensors, at the request of the Licensors, all data on Diltiazem, including chemistry and pharmacological data and analytical and methodological data that, in the opinion of Biovail, the Licensors may require to carry out their obligations under this Agreement.

Preparation of Lab Batches

2.6                                 The Licensors shall develop, for and on behalf of Biovail, all formulations for the Product, and prepare all Lab Batches of those formulations, required for the purposes of this Agreement. The Licensors shall conduct whatever analytical tests and studies are required to demonstrate that those Lab Batches meet the applicable Product Standards in accordance with protocols approved by Biovail.

2.7                                 The Licensors shall as soon as reasonably possible after the completion of any test or study on any Lab Batch provide the results of that test or study, together with all information relating to the formulation of the Lab Batch tested, to Biovail for review.

Stability Protocols and Analytical Methods

2.8                                 Biovail shall be responsible for developing all of the stability protocols, including but not limited to those required for the CMC Section, and all bioavailability protocols, required for the test and studies contemplated by paragraph 2.22 of this Agreement.

2.9                                 The Licensors shall develop and validate all necessary analytical methods and disclose those to Biovail for review and approval before use. Such approval shall not be unreasonably delayed or withheld. Biovail shall, at the request of the Licensors, provide to the Licensors any validated analytical methods known to Biovail and useful in the development of the Product.

2.10                           Any report or protocol required by this Agreement to be delivered to Biovail shall be deemed to be approved by Biovail upon the expiry of thirty (30) working days from the date of delivery to Biovail unless Biovail has within that thirty (30) days delivered to the Licensors a notice specifying all of the defects or deficiencies in that report or protocol. Biovail may designate any third person to inspect any such report or protocol.

Reporting by the Licensors

2.11                           The Licensors shall deliver on oral report on the development of the Product, by conference call, every two weeks. The Licensors shall deliver to Biovail every sixty days during the development of the Product, written reports setting out the steps taken by the Licensors to develop the Product, summaries of any tests or studies conducted by the Licensors since the last such report was delivered, and a comparison of the progress made in the development of the Product against the Development Plan, and shall provide to Biovail on a monthly basis an extract relating to the Product from Biovail’s internal monthly R&D report.

Pilot Batches and Pilot Bio Studies at Biovail

2.12                           As soon as possible after Biovail is satisfied that the Lab Batches of the Product prepared and tested by the Licensors meet the Product Standards, Biovail shall use its reasonable best efforts to manufacture one or more Pilot Batches of the Product in all dosage strengths of the Product at a Biovail facility. The Licensors shall at the request of Biovail, assist Biovail in the manufacture of those Pilot Batches of the Product. Remon and any other representatives of the Licensors reasonably required for that purpose shall at the request of Biovail be present at the manufacture of each such Pilot Batch. Biovail shall reimburse the Licensors for the reasonable out of pocket expenses incurred by the Licensors for that purpose.

2.13                           Biovail may perform such Pilot Bio Studies on each Pilot Batch as Biovail may reasonably require for the purposes of this Agreement, and shall notify the Licensors of the successful completion of each such Pilot Study, or of the reasons why the results of any Pilot Bio Study was not successful.

2.14                           In the event that Biovail determines from the results of any such Pilot Bio Study that the Product studied does not meet the Product Standards, the Licensors shall, at the request of Biovail, make any necessary modifications to the formulation of the Product and prepare additional Lab Batches of the Product, and shall assist in repeating the development, production and testing of Pilot Batch until the deficiencies noted by Biovail are corrected..

Clinical Batches

2.15                           Biovail shall use its reasonable best efforts to manufacture one or more Clinical Batches of the Product as soon as reasonably possible, after the successful completion of the Pilot Bio Studies. The Licensors shall provide whatever assistance is reasonably required by Biovail for that purpose.

2.16                           Biovail shall complete the Pivotal Bio Studies on the Product as soon as reasonably possible after the manufacture of the Clinical Batch(es).

Scope of Assistance by the Licensors

2.17                           The Licensors shall provide to Biovail, at no additional cost to Biovail except as provided in this Agreement, such assistance in the Manufacture of any Pilot Batches, Clinical Batches, validation batches and pre-approval batches, in the Application for Regulatory Approval and in the Manufacture of the Product, at Biovail’s manufacturing facility as Biovail may reasonably require. Such assistance shall be sufficient to enable Biovail to Manufacture the Product on a commercial scale so that the Product when manufactured will meet the Product Standards.

2.18                           In fulfilment of the obligations of the Licensors:

(a)                                  technical personnel of Biovail shall, at Biovail’s expense, have the right by prior arrangement to visit the relevant research and development facilities of the Licensors to review, examine and acquire any formulations, test results or other Know-How related to the use of the University Technology to develop and manufacture the Product under this Agreement. The Licensors shall co-operate fully with and assist Biovail’s personnel in order to facilitate the review and examination of that Know-How; and

(b)                                 at the request of Biovail, Remon or any other employees of the Licensors skilled in manufacturing the Product and acceptable to Biovail, shall visit Biovail’s manufacturing facility to advise and assist Biovail’s personnel in the use or application of the Know-How, including the Manufacture of that Product, and in any relevant analytical and quality control procedures known to the Licensors, and methods for such Manufacture. Dates and times for such visits shall be arranged at the mutual convenience of Biovail and the Licensors, but shall not be unreasonably delayed by the Licensors.

2.19                           Biovail shall be entitled to a maximum of twenty (20) man-days of such visits for the Product, by Remon and/or employees of the Licensors skilled in the Manufacture of the Product. Should Biovail required additional assistance, the Licensors shall at the request of Biovail provide such assistance. Biovail shall reimburse the Licensors for the travel expenses reasonably incurred by the Developer in providing such assistance to Biovail.

Information for the Application for Regulatory Approval

2.20                           The Licensors shall provide to Biovail all information relating to the Product as it may possess, which may be reasonably necessary to enable Biovail to complete the CMC section of an Application for Regulatory Approval, within twenty (20) working days of the acquisition or development of such information.

2.21                           The Licensors shall provide to Biovail such assistance as Biovail may reasonably require to complete the product development report required for an Application for Regulatory Approval. In accordance with its obligations, the Licensors shall disclose Know-How to Biovail including:

(a)                                  all Manufacturing procedures and processes, raw material lists and specifications, equipment lists and specifications;

(b)                                 Master formula describing quantitative composition of all active and inactive components;

(c)                                  Manufacturing procedures for both Lab Batches as used by the Licensors;

(d)                                 all in vitro and in vivo test methodologies, test results and product specifications generated by the Licensors; and,

(e)                                  all reports of stability studies conducted by the Licensors; and

(f)                                    all other data and information reasonably in the possession of or available to the Licensors and reasonably required by or useful to Biovail in the preparation of an Application for Regulatory Approval in any country in the Territory.

Further Studies

2.22                           Biovail shall, perform at its own expense, any other tests or studies required to obtain Regulatory Approval of the Product anywhere in the Territory where Biovail may wish to apply for Regulatory Approval of the Product.

3                                          DEVELOPMENT FEES AND MILESTONES

3.1                                 In partial compensation for the costs incurred by University for the development of the Product using the University Technology, and for developing a successful Clinical Batch, and in consideration for the license given hereafter in Article 5, Biovail shall pay to the Licensors, or to any other person designated by the Licensors, development fees in the amount of {***}† as specified in Schedule 3.1 to this Agreement, upon the completion of the events specified in Schedule 3.1.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.2                                 The payments required by paragraph 3.1 of this Agreement shall be paid to the University and to Remon or his assigns, as indicated in Schedule 3.1.

3.3                                 Each of the payments specified in Schedule 3.1 of this Agreement shall be non-refundable, and fully earned by the Licensors upon completion of the development work preceding the completion of the milestone in respect of which the payment is made specified this Agreement. No such payment shall be credited or debited against any other amount that may be payable to the Licensors by Biovail under this Agreement.

3.4                                 None of the payments made to the Licensors, or either of them shall be returned or repaid even if any subsequent milestones or standards are not met.

4                                          REGULATORY APPROVALS

4.1                                 Provided that there are no legal or regulatory impediments to such applications, Biovail shall itself file, or have its Sub-Licensee file, an Application for Regulatory Approval of the Product in Canada and in the United States of America, as soon as reasonably possible after the completion of the tests and studies considered necessary by Biovail for that purpose.

4.2                                 Provided that there are no legal or regulatory impediments to such applications, Biovail shall itself file or have its Sub-Licensee file, an Application for Regulatory Approval in such other countries in which Biovail deems commercialization of the Product desirable, as soon as reasonably possible after the completion of the tests and studies considered necessary by Biovail for that purpose.

5                                          GRANT OF RIGHTS TO BIOVAIL

Transfer to Biovail

5.1                                 The Licensors, and each of them, hereby grant to Biovail an exclusive license to Manufacture and Market the Product and subject to the provisions of paragraphs 5.5 and 5.6, any Additional Product, for pharmaceutical use, in the Territory, to use the Technology for those purposes and to authorize or Sub-License others to do any of the things that Biovail has the right to do under this Agreement.

5.2                                 Biovail shall have the exclusive right to negotiate, and shall be solely responsible for the negotiation of, Sub-Licenses for the Manufacture or Marketing of the Product and/or of any Additional Product.

5.3                                 All of the right, title and interest in and to any formulation of the Product developed by Biovail, and in and to any Biovail Technology, or any University Technology relating exclusively to the Product and developed or applied by the Licensors pursuant to this Agreement, shall belong to and be owned by Biovail. The Licensors shall retain all rights to any University Technology not granted to Biovail by this Agreement, but grants to Biovail an exclusive license under that University Technology to the full extent required to enable Biovail to Manufacture and Market the Product and, subject to the provisions of paragraphs 5.5 and 5.6, any Additional Product. Biovail shall own all data and information relating to the Product, or to any Additional Product developed from any tests or studies conducted by or for Biovail, including all clinical information and all data generated by any bioavailability studies or clinical studies conducted pursuant to the provisions of this Agreement.

Additional Products and Other Uses of the Technology

5.4                                 Biovail shall not use the University Technology to develop any Additional Product, or any other pharmaceutical product or formulation except in accordance with this Agreement. Biovail shall not use the University Technology to develop a generic version of the Product without the consent in writing of the Licensors, or to develop an Additional Product except in accordance with the terms of this Agreement. Biovail shall not use the Biovail Technology, and the University shall not use the University Technology, to develop any product containing the same active ingredient as the Product.

5.5                                 If at any time after the Effective Date Biovail wishes to use the University Technology to develop any pharmaceutical product or formulation other than the Product, Biovail shall notify the Licensors of that intention in writing, and shall identify the active ingredient(s) and dosing strengths of that proposed formulation, and shall confirm that the proposed formulation meets the criteria for an Additional Product. The Licensors shall within fourty-five (45) days of their receipt of that notice :

(a)                                  confirm to Biovail in writing that no agreement to develop or no license has been granted to any third party for the use of the University Technology with the active ingredient referred to in that notice; or

(b)                                 notify Biovail that such an agreement to develop or a license has been granted; and

(c)                                  if such a license has not been granted, notify Biovail in writing whether the Licensors wish to carry out the development activities set out in Article 2 of this Agreement for that Additional Product.

5.6                                 Upon the delivery of the confirmation of a notice by the Licensors pursuant to paragraph 5.5(a), or the expiration of the time specified in paragraph 5.5 without the delivery of a notice by the Licensors pursuant to paragraph 5.5(b), the Licensors and Biovail shall enter into, and shall be deemed to have entered into, a license agreement for that Additional Product on the same terms as those of this Agreement. Biovail shall within sixty (60) days of the delivery of that notice pay to the Licensors the sum of {***}† as an advance on any royalties payable under this Agreement in respect of the Net Sales of that Additional Product.

5.7                                 Biovail shall diligently pursue the development of any such Additional Product. If that development has been suspended or discontinued for a period longer than six (6) months, Biovail shall, at the request in writing of the Licensors and upon repayment by the Licensors of the amounts paid pursuant to this Agreement, surrender any rights granted to Biovail by this Agreement and in respect of that Additional Product to the Licensors, if Biovail fails to conduct or resume such development work within four (4) months of such a request from the Licensors.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.8                                 The Licensors may convert any license agreement in respect of that Additional Product to a non-exclusive license agreement if Biovail has not filed an Application for Regulatory Approval of that Additional Product within three (3) years of the effective date of that license agreement. Biovail shall, within 30 days after the request in writing from the Licensors, to be made no more frequently than once every six months, report to the Licensors in writing about all the steps taken by Biovail or its Affiliates to develop any Additional Product identified in the request, and it shall advise the Licensors whether or not it is continuing the research and development of that Additional Product in accordance with the requirements of paragraph 5.7, and whether it has filed an Application for Regulatory Approval of that Additional Product.

5.9                                 If the Licensors notify Biovail pursuant to paragraph 5.5(c) that the Licensors do not wish to develop that Additional Product, Biovail itself may develop that Additional Product and sub-license any rights in that Additional Product to others.

Development by the Licensors of Additional Products

5.10                           If the Licensors notify Biovail pursuant to paragraph 5.5(c) that the Licensors wish to develop that Additional Product, each of the Licensors shall, at the request of Biovail, work in close co-operation with Biovail to apply the University Technology to the development of that Additional Product on the same terms and conditions as those specified in this Agreement. Licensors shall diligently pursue the development of any such Additional Product to enable Biovail to apply for and obtain Regulatory Approval for that Additional Product in Canada and the United States. In return, Biovail shall pay to the Licensors the same Fees as those set out in Article 3 of this Agreement.

Restriction on the Developer’s Activities

5.11                           The Licensors shall not themselves Market the Product, or any other modified, controlled or extended release form of Diltiazem, within the Territory, and shall not assist, authorize or permit any other Person other than Biovail to Manufacture or Market the Product, or any other modified, controlled or extended release form of Diltiazem, within the Territory, except as expressly permitted by this Agreement, or as otherwise expressly authorized in writing by Biovail.

6                                          MARKETING OF THE PRODUCT

6.1                                 Provided that it is then commercially reasonable to Biovail to do so, Biovail shall by itself or through a Sub-Licensee Market the Product in Canada, the United States of America and in all other countries in which Regulatory Approval has been granted for the Product in the name of Biovail or an Affiliate within six (6) months of obtaining that Regulatory Approval for the Product.

6.2                                 Provided that it is then commercially reasonable to Biovail to do so, Biovail shall take all steps available to it to cause a Sub-Licensee to Market the Product in any countries in which Regulatory Approval has been granted for the Product in the name of that Sub-Licensee, within six (6) months of the receipt of Regulatory Approval in that country.

6.3                                 Biovail shall deliver to the Licensors at the end of each calendar quarter a report setting the countries in which Applications for Regulatory Approval for the Product have been filed, Sub-Licenses to Market the Product have been entered into, and the Product is being Marketed.

6.4                                 The provisions of paragraphs 6.1 to 6.3 shall apply to any Additional Product developed by Biovail.

7                                          INTELLECTUAL PROPERTY

Patent Review

7.1                                 The Licensors shall notify Biovail within ten (10) days after the Effective Date of any patents or patent applications known to the Licensors, or either of them, that may be infringed by any the Manufacture or Marketing of the Product in the Territory. The Licensors shall modify or amend any formulation of the Product to avoid any such infringement, or the infringement of any other patents or patent applications that come to the attention of the Licensors or either of them, and shall not be liable to Biovail for any delay in the development of the Product resulting in any such modification or amendment required by any patents issued or patent application published more than sixty (60) days after the Effective Date.

7.2                                 Biovail may, from time to time during the development of the Product and at its own expense, conduct any patent review deemed by Biovail to be necessary or advisable to identify any patents that may be infringed by the Manufacture or Marketing of the Product in the Territory. Biovail shall notify the Licensors within ten (10) days of the completion of any such review of any patents that may be infringed by any such Manufacture or Marketing. The Licensors may modify or amend any formulation of the Product to avoid any such infringement, and shall not be liable to Biovail for any delay in the development of the Product resulting in any such modification or amendment required by any patents issued or patent application published more than sixty (60) days after the Effective Date.

Patent Applications

7.3                                 The Licensors shall file and diligently prosecute applications for patents for the Invention, all countries of the Territory, including without limitation in the United States, Canada and the European Patent Office, provided that patent protection for the Invention in any such country is reasonably available.. All such applications and all patents issuing from such applications in the Territory shall be assigned to Biovail to the full extent that such applications or patents cover the Product. If such a partial assignment cannot reasonably be made the Licensors shall grant to Biovail an exclusive license for the Product and any Additional Product under such applications or patents for the Term of this Agreement at no further cost to Biovail. Each of Biovail and the Licensors shall at no further cost to the other execute any documents that may reasonably be required by the other to fulfil its obligations to apply for and to obtain any such patents.

7.4                                 The Licensors shall advise Biovail in writing of its plans to file patent applications for the Invention, and of the countries in the Territory in which the Licensors intend to file such applications. Biovail may at its own expense file an application for the Invention in any country in respect of which the Licensors have not indicated that they will file an application. Any such application filed by Biovail and any patent issuing therefrom shall be filed in the name of the inventors or of the Licensors. All such applications filed by Biovail shall be assigned to the Licensors to the full extent that such applications or patents cover any and all technical application other than the Product or any Additional Product. If such a partial assignment cannot reasonably be made, Biovail shall grant to the Licensors an exclusive license, including the right to sublicense for any and all technical application other than the Product or any Additional Product, under such applications or patents for the duration of the patent. Subject to the provisions of paragraph 7.7 of this Agreement, Biovail may deduct all of the costs associated with or incurred in the filing, prosecution, issuing and maintenance of any such patents and applications in any such country from the royalties payable to the Licensors pursuant to Article 8 of this Agreement.

7.5                                 Biovail may, at its own expense, file applications for patent for any new invention relating directly to the Product or to any Additional Product (after a license has come into existence according to Sections 5.5 and 5.6) or to the Biovail Technology in any countries or territories in which Biovail intends to sell the Product or have the Product sold, and where such patent protection is reasonably available.

7.6                                 The Licensors shall, at their own expense, file applications for patents any new invention not relating directly to the Product or to any Additional Product but otherwise relating to the University Technology in the United States of America, Canada, and in Europe and in all other countries and territories in which Biovail indicates, in writing to the University, its intention to sell the Product or any Additional Product, or have the Product or any Additional Product, sold and where such patent protection is reasonably available, within the times prescribed by the applicable laws. The Licensors shall advise Biovail in writing of their plans to file such patent applications and of the countries in which the Licensors intends to file such applications. Biovail may file any such application in any country in respect of which the Licensors has not indicated it will file an application after notice from Biovail stating its intention to sell in such a country, as is indicated in section 7.3. All such applications filed by Biovail shall be assigned to the Licensors to the full extent that such applications or patents cover any and all technical application other than the Product or any Additional Product. If such a partial assignment cannot reasonably be made, Biovail shall grant to the Licensors an exclusive license, including the right to sublicense, for any and all technical application other than the Product or any Additional Product, under such applications or patents for the duration of the patent. Subject to the provisions of paragraph 7.7 of this Agreement, Biovail may deduct all of the costs associated with the filing, prosecution, issuing and maintenance of any such patents and applications in any such country from the royalties payable to the Licensors pursuant to Article 8 of this Agreement.

7.7                                 The deduction by Biovail of costs associated with the filing, prosecution, issuing and maintenance of patents and applications permitted by paragraphs 7.4 and 7.6 in respect of any country in the Territory shall be limited to the amount of royalties paid or payable in respect of sales of the Product or any Additional Product in that country, except in the case of such costs incurred in respect of costs incurred with respect to:

(a)                                  the international phase of a PCT application;

(b)                                 a European application prior to the entry of a national phase application;

(c)                                  national phase applications in the United States, Canada, Japan, the United Kingdom, France and Germany

which may be deducted from any royalties payable by Biovail to the Licensors under this Agreement.

Improvements

7.8                                 Any improvements to the University Technology made by the Licensors shall be included within the scope of the Licenses granted by this Agreement and shall be disclosed promptly by the Licensors to Biovail. No additional royalty or other compensation shall be paid by Biovail to the Licensors in respect of any improvement that does not allow Biovail to manufacture the Product at a lower cost. Provided that any such improvement allows Biovail to manufacture the Product at a lower cost, the Parties shall conduct good faith negotiations regarding any additional compensation that Biovail should pay with respect to such improvement.

7.9                                 All improvements in or to the Biovail Technology made or acquired by Biovail shall remain the property of Biovail.. All improvements to the University Technology made or acquired by Biovail may be used by the Licensors and their licensees without compensation to Biovail. Biovail shall retain all other rights in and to the Improvements not granted by this Article.

Enforcement of Intellectual Property Rights

7.10                           Each of the Licensors and Biovail shall notify the other of any material infringement of the University Technology or of the Biovail Technology of which it becomes aware during the term of this Agreement. To the extent that it is commercially feasible to do so Biovail shall institute patent infringement actions against any controlled release product in tablet form made from compressed active beads or active pellets containing Diltiazem, or any other controlled release product in tablet form made from compressing active beads or active-pellets containing the same active ingredient as contained in any Additional Product, marketed by third parties in the United States of America, Canada or Europe and having a material impact on the sales of the Product in the Territory.

7.11                           The Licensors shall have the right, but not the duty, to institute an action for any infringement of any University Technology hereby licensed to Biovail. The costs and expenses of any such action shall be borne by the Parties in such proportions as they may agree in writing. Each party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other party to institute and prosecute such infringement actions and render such assistance as reasonably required by the party enforcing such patents. Any award paid by a third party as a result of such an infringement action (whether by way of settlement or otherwise) shall first be allocated among the Parties to reimburse each of them for their respective contributions to the costs and expenses incurred in such action, and then in proportion to their respective losses (namely, lost royalties for the Licensors, and lost sales for Biovail) arising from such infringing acts.

8                                          ROYALTIES ON SALES

8.1                                 Biovail shall pay to the Licensors or to their assigns, in accordance with the provisions of paragraph 8.10 below, a royalty in the amount of {***}† of the Net Sales of each Royalty Bearing Product in the Territory as well as of any material value or reduction that Biovail may obtain from the purchasers of the Product in compensation for the Product and of any payment or settlement for disputes with third parties over the use or purchase of the Product.

8.2                                 Biovail’s obligations to pay the royalties required by paragraph 8.1 shall cease, in any particular country with respect to the Royalty Bearing Product:

(a)                                  upon the expiry of the patent-protection for the University Technology covering the Royalty Bearing Product in that country; or

(b)                                 on the 15th anniversary of the First Commercial Sale of the Royalty Bearing Product in that country if no patent protection was applied for obtained in that country,

and thereafter the license granted to Biovail shall be a paid-up royalty-free license.

8.3                                 Biovail shall notify the Licensors of the date of the First Commercial Sale of the Royalty Bearing Product by itself, its Affiliated Companies, or its Licensees of the Royalty Bearing Product in the Territory within thirty (30) days of that First Commercial Sale.

8.4                                 The royalties required by paragraph 8.1 shall be due and payable within sixty (60) days of the end of March, June, September and December with respect to sales of the Royalty Bearing Product in the three (3) month periods ending on last days of March, June, September and December. Such royalties shall be paid to the Licensors, to such bank account as the Licensors may designate, in U.S. dollars. Biovail shall on payment of royalties submit a written statement summarizing on a country by country basis the accrual of the royalties in question together with a copy of the quotations of the main banker of Biovail on the currency rates in question.

8.5                                 Upon expiry of Biovail’s obligation to pay royalties in respect of the Net Sales of the Royalty Bearing Product in any particular country, Biovail and its Affiliated Companies and its Sub-Licensees shall have a perpetual, non-terminable paid-up license to use the Know-How for that Royalty Bearing Product and to Manufacture and Market that Royalty Bearing Product in that particular country without further obligation to the Licensors.

Marketing, Promotion and Minimum Royalties

8.6                                 Biovail shall use, or shall cause a Sub-Licensee of Biovail to use, commercially reasonable efforts to market, promote and sell the Royalty Bearing Product in the Territory.

Reports

8.7                                 Within sixty (60) days of the end of each calendar quarter, Biovail shall send to the Licensors a statement disclosing the Net Sales of each Royalty Bearing Product for the just ended calendar

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

quarter, and the royalties due to the Licensors. The Licensors may disclose those reports to any person entitled to receive that portion of the royalties attributable to Remon or his assigns, as contemplated by paragraph 8.10 of this Agreement.

8.8                                 Biovail, if required so to do by any applicable tax law, may deduct any governmental withholding tax required to be deducted by it on payment of royalties hereunder or on payment of any of the development fees set out in Section 3, but shall account to the relevant tax authorities for the sum so deducted and provide the Licensors with proof of such payment from such authorities. Biovail shall provide reasonable assistance to the Licensors in securing any benefits available to the Licensors with respect to governmental tax withholdings by any relevant law or double tax treaty.

8.9                                 Biovail shall keep at its registered office, and shall cause its Affiliated Companies and its (sub-Licensees to keep, full and accurate records of the sales of each Royalty Bearing Product for each country for purposes of compliance with its obligations hereunder. Such records shall be made available following the First Commercial Sale of each Royalty Bearing Product in the Territory, for inspection by the Licensors or an independent certified public or chartered accountant of the Licensors’ choice during normal business hours after reasonable notice, up to two (2) years after the termination or expiration of this Agreement, and at the Licensors’ expense. Such inspection shall occur no more often than once a year, except in the year following the discovery of any discrepancies, during which quarterly inspections shall be permitted.

8.10                           All royalty payments made pursuant to the provisions of paragraph 8.1 shall be apportioned between the Licensors. {***}† of such royalties shall be paid directly to the University (to the credit of account number {***}† of the ASLK/CGER Bank in Brussels for “Universiteit Gent” and specifying the Department of Remon as recipient). {***}† of such royalties and such milestones as indicated shall be paid separately to Remon or his assigns. The University and Remon acknowledge that a separate agreement shall be made for {***}† of the compensation and that this provides full satisfaction of any claim Remon may have for his rights in the Invention and the Know-How.

9                                          REPRESENTATIONS AND WARRANTIES

9.1                                 Unless specifically stated below, each Party hereby represents and warrants to the other Party as follows:

(a)                                  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate or other power and authority and the legal right to conduct its business as it is now being conducted; and is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, or financial or other condition of such Party and would not materially adversely affect such Party’s ability to perform its obligations under this Agreement.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(b)                                 Such Party has the corporate or other power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and has taken or will take all necessary corporate or other action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and general principles of equity.

(c)                                  Each Party will comply with all applicable laws and regulations in the Territory in connection with the performance of its duties hereunder.

(d)                                 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been or will be obtained.

(e)                                  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder will not conflict with, violate the provisions of, constitute a default or give rise to rights of any entity under (a) the Party’s Articles of Incorporation or Bylaws; (b) any requirement of applicable laws or regulations; (c) any judgement, decree or order of any court or governmental or regulatory agency applicable to the Party, its subsidiaries, its Affiliates or their respective assets; or (d) any agreement, commitment or contractual obligation of such Party or of any of its subsidiaries or Affiliates is a party or by which they or their respective assets are bound, except such conflicts that do not materially adversely affect such Party’s ability to perform its obligations under this Agreement.

9.2                                 The Licensors warrant that they have not developed for themselves or any other Person any controlled release formulation containing Diltiazem, and that they have not granted licenses to, authorized, or permitted any Persons other than Biovail to use the University Technology to Manufacture or to Market, any controlled release formulation containing Diltiazem in any country within the Territory.

9.3                                 The Licensors represent and warrant that:

(a)                                  they own, will own or will have the right to use all of the University Technology and that they have or will have the right to transfer to Biovail the rights transferred by this Agreement;

(b)                                 that all University Technology to be supplied to Biovail will, at the time the information is disclosed, accurately reflect the results of the tests and studies performed and all other information known to Biovail;

(c)                                  they are not aware of any actual or potential claims by any third parties adverse to Biovail’s right to use the University Technology or to authorize Biovail to use the University Technology;

(d)                                 they are not aware of any third party rights that would be infringed in the Territory by the use by Biovail or its Licensees of the University Technology, or by the Manufacture or Marketing of the Product in the Territory; and

(e)                                  no information has been provided to third parties (apart from Affiliates of Biovail) that would facilitate any such party in Manufacturing the Product in the Territory.

10                                    CONFIDENTIALITY AND NON-DISCLOSURE

10.1                           Each of the Licensors and Biovail shall receive and maintain all disclosures by the other Party hereunder, and any other information about the businesses or affairs of the other relating to Biovail Technology, the University Technology or to the Product in confidence, and shall not at any time disclose any such received information to Persons other than their Affiliated Companies, agents officers, employees, representatives, consultants and advisors, and to licensees and potential licensees of Biovail, except where permitted by this Agreement, and in any case only under confidentiality agreements which are at least as restrictive as the provisions of this Agreement. The Licensors and Biovail shall use such received information only to the extent necessary or permitted by this Agreement, or required by law. The Licensors and Biovail shall take all reasonable steps, including but not limited to prosecution, to ensure that their respective Affiliated Companies, agents, officers, employees, representatives, consultants, advisors and licensees and potential licensees maintain the obligations of confidence imposed on the Licensors and Biovail by this Agreement.

10.2                           Paragraph 10.1 shall not apply to any Biovail Technology or University Technology which:

(a)                                  was already known to the receiving Party at the time of its disclosure by the disclosing Party;

(b)                                 has been published or is otherwise within the public knowledge or is generally known to the public;

(c)                                  has come into the public domain without any breach of this Agreement;

(d)                                 became known or available to the receiving Party from a source having the right to make such disclosure to the receiving Party and without restriction on such disclosure to the receiving Party;

(e)                                  is disclosed to the public and is generally available to the public as a result of compliance with any applicable law or regulation; or

(f)                                    is disclosed as the result of any applications for patents relating to the Product anywhere in the world.

10.3                           Any information or data relating to the Product and developed after the Effective Date may be disclosed by the Party developing that information or data, provided that such disclosure does not result in any disclosure contrary to paragraph 10.1.

11                                    ASSIGNMENT

11.1                           This Agreement may be assigned by Biovail or the Licensors only with the prior written consent of the other, which consent shall not be unreasonably withheld, subject to confirmation by any assignee of Biovail or the Licensors to the other that such assignee agrees to be bound by the terms of this Agreement. No such assignment shall relieve the assigning Party of its obligations under this Agreement. Consent shall not be necessary for any assignment of this Agreement, including both the rights and obligations hereunder, to a company that is, an Affiliated Company of the assigning Party, provided the assigning Party notifies the other Party promptly of such assignment. Any such assignment may be on a country by country basis. No such assignment shall relieve the assigning Party of its obligations under this Agreement.

11.2                           The Licensors may assign their rights to receive the payments referred to in Articles 3 and 8, in any one or more countries of the Territory, to any other Person, on notice in writing to Biovail. Neither Party shall transfer, assign or otherwise encumber the University Technology without taking all steps necessary to preserve the rights granted to the other Party by this Agreement.

11.3                           Notwithstanding the provisions of paragraph 11.1, this Agreement and the rights and obligations under it may be assigned by either Party to any purchaser of that Party, subject to confirmation by the purchaser of that Party to the other Party that it agrees to be bound by the terms of this Agreement. No such assignment shall relieve the assigning Party of its obligations under this Agreement. Neither Party shall transfer, assign or otherwise encumber the University Technology without taking all steps necessary to preserve the rights granted to the other Party by this Agreement.

12                                    TERM, TERMINATION AND OTHER REMEDIES

12.1                           This Agreement becomes effective on the date indicated on Page 1.

Termination During Product Development

12.2                           Either Party may terminate this Agreement and the license(s) of the University Technology herein contemplated forthwith by notice in writing to the other Party, and without further liability to the other Party, with respect to the Product if any patent evaluation for the Product discloses patent rights which would prevent the Licensors from performing its obligations under this Agreement, or which would prevent Biovail from Manufacturing or Marketing the Product in any country in the Territory, and the attempts to modify the formulation pursuant to paragraph 7.1 have been unsuccessful in avoiding any potential infringement.

Termination — Non-Payment of Fees

12.3                           If Biovail defaults in its obligation to pay any of the development fees specified in paragraph 3.1, the Licensors may, by written notice, terminate all rights and obligations of Biovail under this Agreement unless Biovail cures the default in payment not later than thirty (30) days after Biovail receives notification in writing of such default from Biovail.

Termination - General

12.4                           In the event of any default by the Licensors or Biovail in the performance of its obligations under this Agreement not otherwise referred to in this Agreement, the Party not in default may, by written notice to the Party in default, terminate all rights and obligations of the Party in default under this Agreement for the country or countries affected by that breach unless:

(a)                                  the Party in default cures the default within ninety (90) days after it receives notification in writing of such default, if such default can be cured within such ninety (90) days; or

(b)                                 the Party in default provides to the Party not in default, a reasonable plan for curing such default as soon as reasonably possible if such cure will take longer than such ninety (90) days.

12.5                           Upon any termination by the Licensors pursuant to paragraph 12.4:

(a)                                  Biovail shall return to the Licensors all documents and other materials relating to the use of the University Technology in that countries or those countries, except for one copy that may be retained by Biovail’s outside counsel; and

(b)                                 Biovail shall cease all use of the University Technology, including any sales of the Product in that country or those countries;

12.6                           Upon any termination by Biovail pursuant to paragraphs 12.4, the Licensors shall return to Biovail all documents, all quantities of Diltiazem, (including any in-process material containing Diltiazem), and all other materials originating with Biovail and relating to the Manufacture of the Product in that countries or those countries, except for one copy that may be retained by the Licensors’ outside counsel.

Surviving Rights and Obligations

12.7                           The Parties’ rights and obligations under Article 10 shall survive any termination of this Agreement.

12.8                           Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

13                                    FORCE MAJEURE

I3.1                             In the event that either Party to this Agreement shall be rendered wholly or partially unable to carry out its obligations under this Agreement, other than obligations to render statements and make payments pursuant to the provisions of the Agreement, by reason of causes beyond its control, including but not restricted to acts of God, acts, omissions, or regulations of any government or subdivision thereof, judicial action, fire, storm, accident, war, riot, labour disputes, or transportation failure, then the performance of the obligations of such party, in so far as it is affected by such cause, shall be excused during the continuance of any inability so caused provided that the Party affected advises the other Party of its inability within thirty (30) days after such cause comes into existence.

14                                    PROPER LAW

14.1                           Any action brought by Biovail or the Licensors, or their respective assignees, to enforce any provision of this, or alleging any breach thereof shall be brought before a court of competent jurisdiction in London, England. This Agreement shall be governed and construed under and in accordance with the laws of Great Britain. The Parties irrevocably submit and attorn to the jurisdiction of the courts of Great Britain, without regard to their conflict of law rules, with respect to all matters arising out of or in connection with this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties waive any objections they may have to venue being in such courts, including, without limitation, any claim that such venue is an inconvenient forum.

15                                    COMPLIANCE WITH LAWS AND CHANGES IN LEGISLATION

15.1                           If national, international and/or supranational legislation or rules necessitate changes in the present Agreement or make it illegal for one or both of the Parties to apply one or more of the provisions in the Agreement, it is the intention that the Agreement shall continue to be applied by the Parties to the extent it is legally possible. Changes in the provisions of this Agreement that might be necessary due to the above-mentioned conditions shall be kept to the minimum which is legally required and to the extent possible the changes shall aim at maintaining the contents of this Agreement as much as possible in word as well as in spirit, especially with respect to the financial balance between the Parties established by paragraphs 3.1 and 3.2.

16                                    INDEMNIFICATION

I6.1                             Biovail shall indemnify the Licensors and hold the Licensors harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising from:

(a)                                  any allegation of injury, damage or wrongdoing to third parties arising out of the use by any person of the Product and any Additional Product anywhere in the Territory, or out of Biovail’s breach of this Agreement;

(b)                                 any allegation of injury, damage or wrongdoing to any person arising out of any use by that person of any Product or Additional Product Manufactured or Marketed by Biovail;

(c)                                  any default, negligence or act of omission of Biovail, by an Affiliated Company or by any Sub-Licensee;

(d)                                 any breach of this agreement or any covenant or warranty in it; and/or

(e)                                  any infringement or allegation of infringement of a third party’s rights, including intellectual property rights, arising out of the Manufacture or Marketing of the Product or of any Additional Product in the Territory.

16.2                           The Licensors shall indemnify Biovail and its Licensees and hold Biovail and its Licensees harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees, arising from:

(a)                                  any allegation of infringement of a third party’s rights resulting from any breach by the Licensors of its obligations under this agreement, or from the performance by the Licensors of any of the services specified in Article 2 of this Agreement; or

(b)                                 any allegation of injury, damage or wrongdoing to third parties arising out of any breach of this Agreement, by the Licensors; or

(e)                                  any allegation of injury, damage or wrongdoing to third parties arising out of the use of the University Technology to Manufacture the Product; or

(d)                                 any default, negligence or act of omission of the Licensors; or

(e)                                  any breach of this agreement or any covenant or warranty in it.

Notice

16.3                           In the event that either Party seeks indemnification under this Article 16, such Party shall: i) promptly inform the indemnifying Party of any claim, suit or demand threatened or filed, ii) permit the indemnifying Party to assume direction and control of the defense of such claims, suit or demand resulting therefrom (including the right to obtain a settlement thereof at the discretion of the indemnifying Party with the reasonable consent of the other Party hereto), and iii) co-operate as requested (at the expense of the indemnifying Party) in the defense of such claims, suit or demand.

Limitations

16.4                           An indemnifying Party’s (including Biovail’s) obligations under this Article 16 shall not extend to any claims, suits or demands for liability, damages, losses, costs or expenses arising from the indemnified Party’s failure to comply with the terms and conditions of this Agreement, to the extent arising from the negligence or wilful misconduct of the indemnified Party, its agents or employees.

16.5                           Except as expressly provided herein, neither Party to this Agreement shall be liable to the other for any consequential, special, incidental or contingent damages or expenses, whether in contract (including patent infringement), tort (including negligence) or otherwise arising out of, connected with, or resulting from its performance under this Agreement or the use or sale of the Product including, without limiting the foregoing, loss of revenue, profit, property, opportunity or use of any kind, including without limitation, damages for any loss of profits by the other Party hereto or others, or for any other similar collateral or consequential damages which may result from the use or sale of the Product.

17                                    GENERAL CONDITIONS AND PROVISIONS

17.1                           Article and paragraph titles used in this Agreement are for convenience only and are not a part of the text hereof.

17.2                           This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof (and into which all prior negotiations, commitments, representations and undertakings of the Parties are merged) and except as herein provided there are no other oral or written understandings or agreements between the Parties hereto relating to the subject matter hereof.

17.3                           No amendment or other modification of this Agreement shall be valid or binding on either Party hereto, unless reduced to writing and executed by the Parties hereto.

17.4                           The Parties hereto are independent and neither Party is the agent, joint venturer, partner or employee of the other and, except as expressly provided herein, Biovail shall not be obligated by any agreements, representations or warranties made by the Licensors to any Person, nor with respect to any other action of the Licensors.

17.5                           All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context, or sense of this Agreement or any paragraph or Article hereof may require.

17.6                           No waiver by either Party of any breach or series of breaches or defaults in performance by the other Party, and no failure, refusal or neglect to exercise any right, power or option given to either Party hereunder or to insist upon strict compliance with or performance of the obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by such Party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

17.7                           All provisions of this Agreement shall be severable and no such provision shall be affected by the invalidity of any other such provision to the extent that such invalidity does not also render such other provision invalid, always provided that the balance anticipated between the Parties relating to the payment and transfer of title to the University Technology, is not materially affected. In the event of the invalidity of any provision of this Agreement, it shall be interpreted and enforced as if all remaining provisions of the Agreement were valid and enforceable. If any provision of this Agreement shall be susceptible of two interpretations, one of which would render the provisions invalid and the other of which would cause the provision to be valid, such provision shall be deemed to have the meaning which would cause it to be valid.

17.8                           The Parties agree that time is of the essence. If any item that is contemplated by this Agreement shall not be done as provided herein then the defaulting Party shall be subject to the termination provisions contained herein. However, such termination shall not limit any other remedies at law or in equity which may be available to the non-defaulting Party.

17.9                           All information, data, reports, studies and results required to be provided to the Licensors or to Biovail by the terms of this Agreement shall, if necessary, be translated into the English language, at no expense to the Party receiving the information, data, reports, studies or results.

18                                    NOTICE

18.1                           Any notice or other communication required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be given by prepaid first class mail, by facsimile or by other means of electronic communications, or by hand delivery as hereinafter provided. Any such notice if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to a strike, lockout or otherwise shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication shall be deemed to have been received on the Business Day following the sending, or if hand-delivered shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual noted below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall be governed by this paragraph. In the event of a general discontinuance of postal service due to a strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this paragraph. Notices and other communications shall be addressed as follows: :

Biovail Laboratories Incorporated

Chelston Park

Building 2, Collymore Rock

St Michael, BH1

Barbados

Attention: Mr. Eugene Melnyk, President

Facsimile: + 1 246 437 7085

With a copy to:

Biovail Corporation International

2488 Dunwin Drive

Mississauga, Ontario

L5L 1J9

Attention: Mr. Ken Cancellara

Facsimile: +1 416 285 6499

AND TO:

Universiteit de Gent

Department of Research Policy

Sint Pietersnieuwstraat 25

B-9000 Gent, Belgium

Facsimile: 011-3 29-264 35 83

With a copy to:

Prof. Dr. J. Erauw

Law School

Universiteitstraat 4

B-9000 Gent, Belgium

AND TO:

To Prof. Dr. Jean-Paul Remon

Department of Pharmaceutical Technology

Harelbekestraat 72 B

B-9000 Gent, Belgium

18.2                           Notwithstanding the foregoing, any notice or other communication required or permitted to be given by any Party pursuant to or in connection with any court procedures contained herein or in any Schedule hereto may only be delivered by hand. The failure to send or deliver a copy of a notice to counsel for the Licensors or Biovail shall not invalidate any notice given under this Article 18.

19                                    COPIES, ETC.

19.1                           This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties. Any Party providing its signature in faxed form will promptly forward to the other Party an original of the signed copy of this Agreement that was so faxed. The failure of either Party to forward that original shall not affect the enforceability of this Agreement.

In Witness Whereof the Parties hereto have executed this Agreement.

On this Effective Date, 5 March 2000

BIOVAIL LABORATORIES INCORPORATED
Per:	/s/ Eugene Melnyk
Eugene Melnyk, President and Chief Executive Officer

UNIVERSITEIT GENT
Per:	/s/ J. Willems
Prof. Dr. J. Willems, Rector of the University

JEAN-PAUL REMON
/s/ Jean-Paul Remon 31 May 2000

GEZIEN EN GOEDGEKEURD
/s/ Yannick de Clercq
YANNICK DE CLERCQ
REGERINGSCOMMISSARIS

Schedule 2.1

Diltiazem Bead Tablets	Dates	Responsibility

Formulation Development	Completed	University of Gent

Transfer of Formula	Completed	University of Gent

Transfer of the Validated Methods	Completed	University of Gent

Technology Transfer	Completed	University of Gent

SCHEDULE 3.1

Services Contracted by Biovail
and Fees to be paid to
the Licensors by Biovail

The fees specified in this Schedule 3.1 shall be paid by Biovail to the Licensors for the services performed by the Licensors and included in each of the events specified below:

Payment Number and Event:	Amount* payable to the University		Amount payable to Remon

1. Upon execution of this Agreement:	{***}	†

2. Upon the manufacture to the satisfaction of Biovail of the Pilot Batch of the Product	{***}	†

3. On the completion to the satisfaction of Biovail of the Pilot Bio Study performed on the Pilot Batches	{***}	†	{***}	†

4. On the completion to the satisfaction of Biovail of the Clinical Batch	{***}	†	{***}	†

*                                         All amounts in this Schedule are expressed in US dollars.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.32

Product Standards

Dosage Form

The Product will be in form of a marketable tablet prepared from Beads. The Product will have physical characteristics, including friability and hardness, sufficient to permit handling, packaging and Marketing of the Product in plastic bottles of the type commonly used for the distribution and sale of pharmaceuticals in North America

Dosage Strengths

The Product shall be developed in 4 dosages strengths: 120 mg; 180 mg; 240 mg and 360 mg 420 mg of diltiazem per tablet, and in any other strengths than can be compressed on conventional tablet presses.

Dissolution and Bioavailability

The Product shall provide a dissolution profile obtained according to FDA standards and test conditions, that does not differ from the one obtained from Beads by more than ten percent (10%) at any point in time on the profile.

The Product tested in vivo in healthy volunteers shall meet the criteria for Bioequivalence according to both FDA and TPP regulations.

Product Composition

The Product shall contain at least 34% active diltiazem, in amounts sufficient to comply with the FDA standards and regulations for the dosage strengths specified above.

Each tablet shall have a Capsule shape defined by a format design proposed by the Licensors and approved and adapted to Biovail’s tabletting machine, (The upper punch may have a secability bar).

The Product will contain only approvable excipients that are listed in the Inactive Ingredient Guide as issued and upgraded periodically by the FDA, in amounts that do not exceed the amounts permitted by such Inactive Ingredient Guide(s), that are approved by the FDA for use in pharmaceutical preparations intended for oral administration to humans, and for which there is a Drug Master File available in all countries in the Territory where Drug Master Files are required.